Exhibit 99.1

For Immediate Release	CONTACT:

Investors/Media	Media
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors
Jonathan Neely
(610) 459-6645

ENDO PHARMACEUTICALS RAISES 2011 FINANCIAL GUIDANCE AND

REPORTS STRONG FOURTH QUARTER 2010 FINANCIAL RESULTS

•	Company increases 2011 financial guidance of revenues to a range of $2.35B to $2.45B

•	Company increases 2011 financial guidance of adjusted diluted EPS to a range of $4.20 to $4.30 and now expects Reported or GAAP diluted EPS to be in a range of $2.43 to $2.53

•	Total quarterly revenues increase 31 percent versus prior year; Total annual revenues increase 17 percent versus prior year;

•	Reported quarterly diluted EPS of $0.77, down 38 percent from prior year; adjusted diluted EPS of $1.06 reflecting growth of 31 percent from 2009

•	Reported annual diluted EPS of $2.20, down 3 percent from prior year; adjusted diluted EPS of $3.48, reflecting growth of 23 percent from 2009

CHADDS FORD, Pa., Feb. 28, 2011 — Endo Pharmaceuticals (Nasdaq: ENDP) today reported financial results for the fourth quarter 2010.

Total revenues during the fourth quarter of 2010 increased 31 percent to $511 million, compared with $391 million in the same quarter of 2009. Net income for the three months ended December 31, 2010 was $93 million, compared with $148 million in the comparable 2009 period. As detailed in the supplemental financial information below, adjusted net income for the three months ended December 31, 2010, was $128 million, compared with $95 million in the same period in 2009. Reported diluted earnings per share for the quarter ended December 31, 2010 were $0.77 compared with $1.25 in the fourth quarter of 2009. Adjusted diluted earnings per share for the same period were $1.06 compared with $0.81 reported in 2009.

($ in thousands, except per share amounts)
	Three months Ended December 31,			Twelve months Ended December 31,
	2010	2009	Change	2010	2009	Change
Total Revenues	$511,190	$391,406	31%	$1,716,229	$1,460,841	17%
Reported Net Income	92,985	147,848	(37)%	259,006	266,366	(3)%
Reported Diluted EPS	$0.77	$1.25	(38)%	$2.20	2.27	(3)%
Adjusted Net Income	127,641	95,147	34%	410,361	334,288	23%
Adjusted Diluted EPS	$1.06	$0.81	31%	$3.48	$2.84	23%

“Endo had a terrific fourth quarter and a record year in 2010, with strong performance across every segment of our business,” said Dave Holveck, president and CEO of Endo. “We’re focused on creating sustainable long-term growth and look forward to delivering a strong performance in 2011.”

2011 Financial Guidance

Endo now estimates 2011 revenues to be between $2.35 billion and $2.45 billion, reported (GAAP) diluted earnings per share to be between $2.43 and $2.53 and adjusted diluted earnings per share to be between $4.20 and $4.30. A detailed reconciliation of projected 2011 adjusted diluted earnings per share to 2011 reported diluted earnings per share is provided below, and is subject to certain assumptions as set forth below, which could have a significant impact on the actual reported diluted earnings per share in the future. The company’s guidance for reported (GAAP) earnings per share does not include any estimates for potential future changes in the fair value of contingent consideration or for potential new business development transactions.

Fourth Quarter and Full Year 2010 Financial Results

The fourth quarter benefitted from very good contributions across our business. Branded and non-promoted drug sales rose 9 percent year-over-year, reflecting strong growth by key products in pain, urology and oncology. Revenues from our generics business, which benefitted from the close of the acquisition of Qualitest Pharmaceuticals, increased 125 percent. The fourth quarter also benefits year-over-year from the performance of the devices and services of our HealthTronics urology business, continued discipline in our investments in R&D and SG&A, as well as a lower effective tax rate, driven in part by the recent renewal of the R&D tax credit in the US.

Selected Operating Highlights

Approval of Fortesta Gel

On December 29, 2010, Endo Pharmaceuticals announced that the U.S. Food and Drug Administration (FDA) approved FORTESTA Gel for the treatment of low testosterone, or ‘Low T,’ also known as hypogonadism. Symptoms associated with Low T include erectile dysfunction and decreased sexual desire, fatigue and loss of energy, mood depression, regression of secondary sexual characteristics and osteoporosis. Low T is a condition that has an estimated prevalence in nearly 14 million men in the United States, yet only about 1.3 million (9 percent) are currently being treated. Endo Pharmaceuticals expects to introduce FORTESTA™ Gel in the United States in early 2011.

Completion of High-Yield Offering

On November 18, 2010, Endo Pharmaceuticals announced that it priced $400 million aggregate principal amount of 7.00% senior unsecured notes due 2020 at an issue price of 99.10 percent in connection with its previously announced private offering. Endo used the net proceeds of this offering to partially finance the acquisition of Qualitest Pharmaceuticals, and to pay related fees and expenses.

Recent Acquisitions

On December 1, 2010, Endo Pharmaceuticals announced the completion of its acquisition of Qualitest Pharmaceuticals, a leading, privately held generics company in the U.S., for approximately $1.2 billion in cash.

On November 4, 2010, Endo Pharmaceuticals announced the completion of its acquisition of Penwest Pharmaceuticals, its partner on OPANA ER.

Octreotide Implant

In February 2011, the FDA requested additional pre-clinical studies, including a carcinogenicity study, be completed prior to the submission of the NDA for the Octreotide implant for the treatment of acromegaly. Although this development potentially causes a delay of up to four years in the timing associated with regulatory approval of Octreotide for acromegaly, the company remains committed to this program and is encouraged by recent preliminary results from its Phase III study. In addition, the company recently assessed all of its in-process research and development assets and concluded, separately, to discontinue development of its Octreotide implant for the treatment of carcinoid syndrome.

Selected Product Review

PAIN PRODUCTS

LIDODERM®: For the quarter ended December 31, 2010, net sales of LIDODERM increased 2 percent to $208 million, compared with $204 million in the same period a year ago. For the twelve months ended December 31, 2010, net sales of LIDODERM increased 2 percent to $783 million, compared with $764 million reported in the same period a year ago.

OPANA® ER and OPANA®: Combined net sales for the OPANA franchise increased 30 percent to $83 million for the fourth quarter 2010, compared with $64 million in the same period a year ago. Combined net sales for the OPANA franchise increased 30 percent to

$299 million for the twelve months ended December 31, 2010, compared with $231 million in the same period a year ago.

Voltaren® Gel: Fourth quarter 2010 net sales of Voltaren Gel increased 46 percent to $31 million, compared with $21 million for the same period in 2009. Net sales of Voltaren Gel for the twelve months ended December 31, 2010 increased 33 percent to $105 million, compared with $79 million for the same period in 2009.

FROVA®: Net sales of FROVA were $15 million for the three months ended December 31, 2010, compared with $15 million for the same period in 2009. Net sales of FROVA were $59 million for the twelve months ended December 31, 2010, compared with $58 million for the same period in 2009.

PERCOCET® : Net Sales of PERCOCET were $31 million for the three months ended December 31, 2010, compared with net sales of PERCOCET in the same period in 2009 of $31 million. For the twelve months ended December 31, 2010, net sales of PERCOCET were $121 million, compared with $127 million in the same period in 2009.

ONCOLOGY/ENDOCRINOLOGY PRODUCTS

SUPPRELIN® LA: Net sales of SUPPRELIN LA for the fourth quarter were $13 million compared with $10 million for the same period in 2009. Net sales of SUPPRELIN LA for the twelve months ended December 31, 2010 were $47 million compared with $28 million for the same period in 2009.

VANTAS®: Net sales of VANTAS for the fourth quarter were $4 million compared with $6 million for the same period in 2009. Net sales of VANTAS for the twelve months ended December 31, 2010 were $17 million compared with $20 million for the same period in 2009.

VALSTARTM: Net sales of VALSTAR for the fourth quarter were $5 million. Net sales of VALSTAR for the twelve months ended December 31, 2010 were $14 million.

OTHER BRANDED PRODUCTS

For the fourth quarter of 2010, net sales of other branded products were $5 million, compared with $8 million in the same period in 2009. For the twelve months ended December 31, 2010, net sales of other branded products were $22 million, compared with $27 million in the same period in 2009.

GENERIC PRODUCTS

For the fourth quarter of 2010, net sales from the company’s generic products, which include Qualitest Pharmaceuticals results as of December 1, 2010, were $66 million, compared with $29 million in the same period in 2009. For the twelve months ended December 31, 2010, net sales from the company’s generic products were $147 million, compared with $125 million in the same period in 2009.

DEVICES AND SERVICES

On July 12, 2010, Endo Pharmaceuticals completed its merger with HealthTronics, as a result of which HealthTronics has been acquired by, and is a wholly owned subsidiary of, Endo. Revenues from the HealthTronics subsidiary for the fourth quarter were $50 million. Revenues reported from the HealthTronics subsidiary for the twelve months ended December 31, 2010 were $102 million.

Conference Call Information

Endo will conduct a conference call with financial analysts to discuss this news release today at 10:00 a.m. ET. Investors and other interested parties may call 866-543-6407 (domestic) or 617-213-8898 (international) and enter passcode 52703236. Please dial in 10 minutes prior to the scheduled start time.

A replay of the call will be available from February 28 at 1:00 p.m. ET until 12:00 a.m. ET on March 8 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 27142919.

A simultaneous webcast of the call may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on March 8. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

Supplemental Financial Information

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the three months ended December 31, 2010 and December 31, 2009 (in thousands, except per share data):

Three Months Ended December 31, 2010 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$511,190	$—		$511,190

Costs and expenses:
Cost of revenues	169,548	(35,119	)(1)	134,429
Selling, general and administrative	143,203	(675	)(2)	142,528
Research and development	39,256	(4,650	)(3)	34,606
Impairment of other intangible assets	22,000	(22,000	)(4)	—
Acquisition-related items	(12,339)	12,339	(5)	—

Operating income	149,522	50,105		199,627

Interest expense, net	13,834	(4,476	)(6)	9,358
Other (income), net	(1,454)	—		(1,454)

Income before income taxes	137,142	54,581		191,723
Income taxes	31,409	19,925	(7)	51,334

Consolidated net income	$105,733	$34,656		$140,389
Less: Net income attributable to noncontrolling interest	(12,748)	—		(12,748)
Net income attributable to Endo Pharmaceuticals Holdings Inc.	$92,985	34,656		$127,641

Diluted earnings per share	$0.77			$1.06
Diluted weighted average shares	120,516			120,516

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $30,244 and the impact of inventory step-up recorded as part of acquisition accounting of $4,875.

(2)	To exclude certain start-up costs and separation benefits incurred in connection with continued efforts to enhance the company’s operations.

(3)	To exclude milestone and upfront payments to partners.

(4)	To exclude an impairment of other intangible assets.

(5)	To exclude acquisition-related costs of $41,231 as well as the impact, under purchase accounting, of a gain recorded to reflect the change in the company’s current estimate of fair value, in accordance with GAAP, of the contingent consideration associated with the Indevus acquisition of ($53,570).

(6)	To exclude additional interest expense as a result of adopting ASC 470-20 of $4,508 and to exclude amortization of the premium on debt acquired from Indevus of ($32).

(7)	To reflect the cash tax savings results from our recent acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

Three Months Ended December 31, 2009 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$391,406	$—		$391,406

Costs and expenses:
Cost of revenues	99,673	(19,339	)(1)	80,334
Selling, general and administrative	145,003	—		145,003
Research and development	48,705	(15,979	)(2)	32,726
Impairment of intangibles	69,000	(69,000	)(3)	—
Acquisition-related items	(134,303)	134,303	(4)	—

Operating income	163,328	(29,985)		133,343

Interest expense, net	9,505	(4,020	)(5)	5,485
Other (income) expense, net	(1,725)	1,555	(6)	(170)

Income before income taxes	155,548	(27,520)		128,028
Income taxes	7,700	25,181	(7)	32,881

Net income	$147,848	$(52,701)		$95,147

Diluted earnings per share	$1.25			$0.81
Diluted weighted average shares	117,859			117,859

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $19,217 and the impact of an Indevus inventory step-up recorded as part of acquisition accounting of $122.

(2)	To exclude upfront and milestone payments to partners.

(3)	To exclude the impairment of AVEED and PRO2000 for $65,000 and $4,000, respectively.

(4)	To exclude Indevus transaction and separation cost reversals of ($2,973) as well as the impact, under purchase accounting, of a gain recorded to reflect the change in the company’s current estimate of fair value, in accordance with GAAP, of the contingent consideration associated with the Indevus acquisition of ($131,330).

(5)	To exclude additional interest expense as a result of adopting ASC 470-20 of $4,114 and to exclude amortization of the premium on debt acquired from Indevus of ($94).

(6)	To exclude changes in fair value of financial instruments, net.

(7)	To reflect the cash tax savings resulting from the Indevus acquisition and the tax effect of the pre-tax adjustments above at applicable tax rates.

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the twelve months ended December 31, 2010 and December 31, 2009 (in thousands, except per share data):

Twelve Months Ended December 31, 2010 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$1,716,229	$—		$1,716,229

Costs and expenses:
Cost of revenues	504,757	(90,263	)(1)	414,494
Selling, general and administrative	547,605	(16,733	)(2)	530,872
Research and development	144,525	(24,362	)(3)	120,163
Impairment of other intangible assets	35,000	(35,000	)(4)	—
Acquisition-related items	18,976	(18,976	)(5)	—

Operating income	465,366	185,334		650,700

Interest expense, net	46,601	(16,983	)(6)	29,618
Other income, net	(1,933)	(239	)(7)	(2,172)

Income before income taxes	420,698	202,556		623,254
Income taxes	133,678	51,201	(8)	184,879

Consolidated net income	$287,020	$151,355		$438,375
Less: Net income attributable to noncontrolling interest	(28,014)	—		(28,014)
Net income attributable to Endo Pharmaceuticals Holdings Inc.	$259,006	151,355		$410,361

Diluted earnings per share	$2.20			$3.48
Diluted weighted average shares	117,951			117,951

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $83,974 and the impact of inventory step-up recorded as part of acquisition accounting of $6,289.

(2)	To exclude certain start-up costs and separation benefits incurred in connection with continued efforts to enhance the company’s operations.

(3)	To exclude a milestone-like payment and milestone and upfront payments to partners of $23,850 and certain costs incurred in connection with continued efforts to enhance the cost structure of the company of $512.

(4)	To exclude the impairment of Octreotide and Pagoclone of $22,000 and $13,000, respectively.

(5)	To exclude acquisition-related costs of $70,396 as well as the impact, under purchase accounting, of a gain recorded to reflect the change in the company’s current estimate of fair value, in accordance with GAAP, of the contingent consideration associated with the Indevus acquisition of $(51,420).

(6)	To exclude additional interest expense as a result of adopting ASC 470-20 of $17,296 and to exclude amortization of the premium on debt acquired from Indevus of ($313).

(7)	To exclude changes in fair value of financial instruments, net.

(8)	To reflect the cash tax savings results from our recent acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

Twelve Months Ended December 31, 2009 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$1,460,841	$—		$1,460,841

Costs and expenses:
Cost of revenues	375,058	(74,199	)(1)	300,859
Selling, general and administrative	534,523	(2,549	)(2)	531,974
Research and development	185,317	(77,099	)(3)	108,218
Impairment of intangibles	69,000	(69,000	)(4)	—
Acquisition-related items	(93,081)	93,081	(5)	—

Operating income	390,024	129,766		519,790

Interest expense, net	37,718	(14,719	)(6)	22,999
Other (income) expense, net	(7,354)	7,585	(7)	231

Income before income taxes	359,660	136,900		496,560
Income taxes	93,324	68,948	(8)	162,272

Net income	$266,336	$67,952		$334,288

Diluted earnings per share	$2.27			$2.84
Diluted weighted average shares	117,515			117,515

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $62,931 and the impact of an Indevus inventory step-up recorded as part of acquisition accounting of $11,268.

(2)	To exclude certain separation payments.

(3)	To exclude upfront and milestone payments to partners.

(4)	To exclude the impairment of AVEED and PRO2000 for $65,000 and $4,000, respectively.

(5)	To exclude Indevus transaction and separation costs of $35,009 as well as the impact, under purchase accounting, of a gain recorded to reflect the change in the company’s current estimate of fair value, in accordance with GAAP, of the contingent consideration associated with the Indevus acquisition of ($128,090).

(6)	To exclude additional interest expense as a result of adopting ASC 470-20 of $15,781 and to exclude the amortization of the premium on debt acquired from Indevus of ($1,062).

(7)	To exclude changes in fair value of financial instruments, net.

(8)	To reflect the cash tax savings resulting from the Indevus acquisition and the tax effect of the pre-tax adjustments above at applicable tax rates.

For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted

Earnings Per Share Guidance for 2011

	Year Ending
	December 31, 2011

Projected GAAP diluted income per common share	$2.43	To	$2.53
Upfront and milestone-related payments to partners	$0.35		$0.35
Amortization of commercial intangible assets and inventory step-up	$1.33		$1.33
Acquisition and integration costs related to recent acquisitions	$0.26		$0.26
Interest expense adjustment for ASC 470-20 and the amortization of the premium on debt acquired from Indevus	$0.16		$0.16
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of recent acquisitions	($0.33)		($0.33)
Diluted adjusted income per common share guidance	$4.20	To	$4.30

The company’s guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed business development transactions as of February 28, 2011.

About Endo

Endo Pharmaceuticals is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo is redefining its position in the healthcare marketplace by anticipating and embracing the evolution of health decisions based on the need for high-quality and cost-effective care. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of complementary diagnostics, drugs, devices and clinical data to meet the needs of patients in areas such as pain, urology, oncology and endocrinology. For more information about Endo Pharmaceuticals, and its wholly owned subsidiaries HealthTronics, Inc. and Qualitest Pharmaceuticals, please visit www.endo.com.

(Tables Attached)

The following tables present Endo’s unaudited Total Revenues for the three months ended December 31, 2010 and December 31, 2009:

Endo Pharmaceuticals Holdings Inc.

Total Revenues (unaudited)

(in thousands)

	Three Months Ended December 31,
	2010	2009	Growth
LIDODERM®	$207,649	$203,852	2%
OPANA® ER and OPANA®	83,134	63,753	30%
PERCOCET®	30,919	30,696	1%
Voltaren® Gel	31,309	21,431	46%
FROVA®	15,401	15,445	NM
SUPPRELIN® LA	13,096	9,731	35%
VANTAS®	4,001	5,956	(33)%
VALSTARTM	4,756	3,356	42%
Other Brands	4,945	8,060	(39)%

Total Branded and Non-Promoted	$395,210	$362,280	9%
Total Generics	$65,522	$29,126	125%
Total Devices and Services	$50,458	$—	NM %
Total Revenues	$511,190	$391,406	31%

The following tables present Endo’s unaudited Total Revenues for the twelve months ended December 31, 2010 and December 31, 2009:

Endo Pharmaceuticals Holdings Inc.

Total Revenues (unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2010	2009	Growth
LIDODERM®	$782,609	$763,698	2%
OPANA® ER and OPANA®	299,080	230,631	30%
PERCOCET®	121,347	127,090	(5)%
Voltaren® Gel	104,941	78,868	33%
FROVA®	59,299	57,924	2%
SUPPRELIN® LA	46,910	27,822	69%
VANTAS®	16,990	20,002	(15)%
VALSTARTM	14,120	3,356	321%
Other Brands	22,276	26,719	(17)%

Total Branded and Non-Promoted	$1,467,572	$1,336,110	10%
Total Generics	$146,513	$124,731	17%
Total Devices and Services	$102,144	$—	NM

Total Revenues	$1,716,229	$1,460,841	17%

The following table presents Endo’s unaudited condensed consolidated cash flow data for the twelve months ended December 31, 2010 and December 31, 2009:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Twelve Months Ended
	December 31,
	2010	2009
Net cash provided by operating activities	$453,646	$295,406
Net cash used in investing activities	(896,323)	(245,509)
Net cash used in financing activities	200,429	(117,128)

Net increase (decrease) in cash and cash equivalents	$(242,248)	$(67,231)

Cash and cash equivalents, beginning of period	$708,462	$775,693
Cash and cash equivalents, end of period	$466,214	$708,462

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

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